Registration No. 333-64738
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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                               --------------

                     POST-EFFECTIVE AMENDMENT NO. 1 ON
                                  FORM S-8
                                TO FORM S-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                            CENDANT CORPORATION
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           (Exact Name of Registrant as Specified in Its Charter)


                                  Delaware
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       (State or Other Jurisdiction of Incorporation or Organization)


                                 06-0918165
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                    (I.R.S. Employer Identification No.)


                9 West 57th Street, New York, New York 10019
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            (Address of Principal Executive Offices) (Zip Code)


           Galileo International, Inc. 1997 Stock Incentive Plan
   Galileo International, Inc. 1999 Equity and Performance Incentive Plan
     Galileo International, Inc. 1997 Non-Employee Director Stock Plan
                       Trip.com, Inc. 1997 Stock Plan
             Galileo International Savings and Investment Plan
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                           (Full Title of Plans)

                           JAMES E. BUCKMAN, ESQ.
                     Vice Chairman and General Counsel
                            Cendant Corporation
                             9 West 57th Street
                          New York, New York 10019

                  Tel: (212) 413-1800 Fax: (212) 413-1922


                                 Copies to:
                             ERIC J. BOCK, ESQ
             Senior Vice President, Law and Corporate Secretary
                            Cendant Corporation
                             9 West 57th Street
                          New York, New York 10019
                  Tel: (212) 413-1800 Fax: (212) 413-1922
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 (Name, Address, Telephone Number, Including Area Code, of Agent For Service)



         Approximate date of commencement of the proposed sale to employees: from time to time after the effective date of this Registration Statement and the effective time of the merger of Galileo International, Inc. with a wholly owned subsidiary of Cendant Corporation.


                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------

                                                                          Proposed
   Title Of                                     Proposed Maximum       Maximum Aggregate
Securities To Be            Amount To Be        Offering Price Per       Offering
  Registered(1)              Registered(2)          Obligation            Price(3)
-----------------------------------------------------------------------------------------

Common Stock,                 24,488,000                 N/A                    N/A
$.01 par value,
of the series
designated CD Common
Stock
(the "CD Common Stock)

------------------------------------------------------------------------------------------

1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Galileo International Savings and Investment Plan.

2 This Post-Effective Amendment No. 1 on Form S-8 covers 2,950,000 shares under the Galileo International, Inc. 1997 Stock Incentive Plan, 20,248,000 shares under the Galileo International, Inc. 1999 Equity and Performance Incentive Plan, 125,000 shares under the Galileo International, Inc. 1997 Non-Employee Director Stock Plan, 340,000 shares under the Trip.com, Inc. 1997 Stock Plan and 825,000 shares under the Galileo International, Inc. Savings and Investment Plan originally registered on the Registration Statement on Form S-4 (File No. 333-64738) filed with the Securities and Exchange Commission on July 6, 2001 to which this Post-Effective Amendment No. 1 relates.

3 Cendant Corporation previously paid $568,100 upon the initial filing of the Registration Statement to register up to 141,000,000 shares of CD Common Stock issuable to former holders of common stock of Galileo International, Inc.


                              Explanatory Note

          Cendant Corporation ("Cendant" or the "Registrant") hereby amends its Registration Statement on Form S-4 (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (the "Amendment") relating to up to 24,488,000 shares of common stock, par value $.01 per share of Cendant Corporation (the "Company"), of the series designated CD Stock (the "CD Common Stock"), issuable pursuant to the Galileo International, Inc. 1997 Stock Incentive Plan, the Galileo International, Inc. 1999 Equity and Performance Incentive Plan, the Galileo International, Inc. 1997 Non-Employee Director Stock Plan, the Trip.com, Inc. 1997 Stock Plan and the Galileo International Savings and Investment Plan (collectively, the "Plans").

          On October 1, 2001, Galaxy Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Cendant, merged (the "Merger") with and into Galileo International, Inc. ("Galileo") pursuant to an Agreement and Plan of Merger, dated as of June 15, 2001, as amended (the "Merger Agreement"), among Cendant, Merger Sub and Galileo. At the time the Merger was consummated (the "Effective Time"), among other things, each share of common stock, par value $.01 per share, of Galileo (the "Galileo Common Stock") was converted into approximately $4.0811 in cash, without interest thereon, and 1.328 shares of CD Common Stock. Pursuant to the Merger Agreement, shares of Galileo Common Stock issuable under the Plans prior to the Effective Time are now issuable for shares of CD Common Stock. CD Common Stock is substituted for Galileo Common Stock under the Plans, in accordance with the terms of the Merger Agreement.

          The designation of the Amendment as Registration No. 333-64738 denotes that the Amendment relates only to the shares of CD Common Stock issuable under the Plans and that this is the first Amendment to the Form S-4 filed with respect to such shares.


                                   PART I
               INFORMATION REQUIRED IN THE 10 (a) PROSPECTUS

          The documents containing the information specified in this Part I will be sent or given to all participants in the Plans as specified by Rule 428(b) (1) under the Securities Act. Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectuses (the "Prospectuses") that meet the requirements of Section 10(a) of the Securities Act relating to the Plans.


                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

          The SEC allows us to "incorporate by reference" the information we file with them, which means:

     o incorporated documents are considered part of this Registration Statement and the Prospectuses,

     o we can disclose important information to you by referring you to those documents,

     o information that we file with the SEC will automatically update this Registration Statement and update and/or supersede the Prospectuses, and

     o any statement contained in a document incorporated or deemed to be incorporated by reference in the Prospectuses shall be deemed to be modified or superseded for the purposes of this Registration Statement and the Prospectuses to the extent that a statement contained in the Registration Statement or the Prospectuses or in any subsequently filed document that also is or is deemed to be incorporated by reference in the Registration Statement or the Prospectuses modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectuses.

          We incorporate by reference the documents listed below that we filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     o Our Annual Report on Form 10K/A for the year ended December 31, 2000 (filed on July 3, 2001).

     o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (filed on August 14, 2001); our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001 (filed on July 3,
          2001).

     o Our Current Reports on Form 8-K dated January 9, 2001, January 18, 2001, February 7, 2001 (filed on February 8, 2001), February 8, 2001, February 20, 2001, March 1, 2001 (filed on March 9,
          2001), March 12, 2001, April 2, 2001 (filed on April 3, 2001),
          April 18, 2001 (filed on April 19, 2001), April 18, 2001 (filed on April 19, 2001), May 2, 2001, May 4, 2001, May 10, 2001 (filed on May 11, 2001), May 24, 2001 (filed on May 25, 2001), June 13,
          2001 (filed on June 15, 2001), June 15, 2001 (filed on June 18,
          2001), July 2, 2001 (filed on July 3, 2001), July 10, 2001, July
          18, 2001 (filed on July 19, 2001), July 19, 2001, July 23, 2001,
          July 30, 2001 (filed on July 31, 2001), July 31, 2001 (filed on August 1, 2001), August 1, 2001 (filed on August 2, 2001), August 13, 2001 (filed on August 16, 2001), August 24, 2001 (filed on August 27, 2001), August 28, 2001 (filed on August 30, 2001), and September 28, 2001 (filed on October 2, 2001).

     o Our Current Reports on Form 8-K/A dated January 19, 2001, March 21, 2001 and July 23, 2001 (filed July 24, 2001).

     o Our Proxy Statement on Schedule 14A dated February 10, 2000 (filed on February 11, 2000) that includes a description of CD Common Stock, including any amendments or reports filed for the purpose of updating such description.

     o All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          You may request a copy of any filings referred to above
(excluding exhibits), at no cost, by contacting us at the following address:

                  Investor Relations
                  Cendant Corporation
                  9 West 57th Street
                  New York, New York 10019
                  Telephone: (212) 413-1833

Item 4.  Description of Securities.

          Not Applicable


Item 5.  Interests of Named Experts and Counsel.

          Eric J. Bock, Esq. has rendered an opinion on the validity of the securities being registered under the Plan pursuant to this Registration Statement. Mr. Bock is a Senior Vice President, Law and Corporate Secretary of the Registrant. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement. Mr. Bock holds shares of CD Common Stock of the Company and options to acquire shares of CD Common Stock of the Company.

Item 6.  Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware (the "GCL") empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorney's fees) which he or she actually and reasonably incurred in connection therewith.

          The Company's By-Laws contain provisions that provide for indemnification of officers and directors to the full extent permitted by, and in the manner permissible under, the GCL.

          As permitted by Section 102 (b) (7) of the GCL, the Company's Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

          The Company has also agreed to indemnify certain predecessor auditors for the payment of certain costs and expenses incurred as a result of the consent of such auditor to the inclusion of its audit reports on the Company's past financial statements in this Registration Statement.

Item 7.  Exemption From Registration Claimed.

          Not Applicable.

Item 8.  Exhibits.

          See the Exhibit Index herein.

Item 9.  Required Undertakings.

          The undersigned Company hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the
          "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of October, 2001.


                                            CENDANT CORPORATION
                                            (Registrant)


                                            By: /s/ James E. Buckman
                                                ---------------------------
                                                  James E. Buckman
                                                  Vice Chairman
                                                  and General Counsel


          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of October 2, 2001 by the following persons in the capacities indicated.

          Name                                   Title


           *                              Chairman of the Board,
 ---------------------------              President, Chief Executive
     Henry R. Silverman                   Officer and Director
                                          (Principal Executive Officer)


 /s/ James E. Buckman                     Vice Chairman,
 ---------------------------              General Counsel and Director
     James E. Buckman


            *                             Vice Chairman and Director
----------------------------
     Stephen P. Holmes


            *                             Senior Executive Vice President
-----------------------------             and Chief Financial Officer
     Kevin M. Sheehan


            *                             Executive Vice President, Finance
-----------------------------             and Chief Accounting Officer
     Tobia Ippolito


            *                             Director
-----------------------------
     Myra J. Biblowit


            *                             Director
--------------------------------
The Honorable William S. Cohen


            *                             Director
--------------------------------
    Leonard S. Coleman


            *                             Director
---------------------------------
    Martin L. Edelman


            *                             Director
--------------------------------
    Dr. John C. Malone


            *                             Director
---------------------------------
     Cheryl D. Mills


            *                             Director
---------------------------------
The Rt. Hon. Brian Mulroney,
P.C., LL.D.


            *                             Director
----------------------------------
    Robert E. Nederlander


            *                             Director
----------------------------------
     Robert W. Pittman


             *                            Director
-----------------------------------
     Sheli Z. Rosenberg


             *                            Director
------------------------------------
       Robert F. Smith



*By:  /s/ Eric J. Bock
      -----------------------------
      Eric J. Bock
      Attorney-In-Fact



                               EXHIBIT INDEX

Exhibit
Number                       Exhibit Description

  4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's 1999 Annual Report on Form 10-K).

  4.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 of the Company's 1999 Annual Report on Form 10-K).

  5.1            Opinion of Eric J. Bock, Esq. (including consent).*

  23.1           Consent of Deloitte & Touche LLP, relating to Cendant
                 Corporation.*

  23.2           Consent of Deloitte & Touche LLP, relating to Avis Group
                 Holdings, Inc.*

  23.3           Consent of KPMG LLP, relating to Galileo International,
                 Inc.*

  23.4           Consent of Eric J. Bock, Esq. (included in Exhibit 5.1).

  24.1 Powers of Attorney of certain officers and directors of the Company (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form S-4 (Registration No. 333-64738) of the Company, filed July 6, 2001).


----------------
* Filed herewith



                                                                EXHIBIT 5.1


                            CENDANT CORPORATION
                             9 West 57th Street
                          New York, New York 10019



                                                            October 2, 2001

Cendant Corporation
9 West 57th Street
New York, New York 10019

                    Re: Cendant Corporation Registration
                        Statement on Form S-8

Ladies and Gentlemen:

         I am Senior Vice President - Law of Cendant Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the Company's filing of a Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 together with all exhibits thereto (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof with the Securities and Exchange Commission (the "Commission"). The Company is filing this Registration Statement in order to register up to 24,488,000 shares of its common stock, par value $.01 per share, of the series designated CD Common Stock (the "CD Common Stock") under the Galileo International, Inc. 1997 Stock Incentive Plan; the Galileo International, Inc. 1999 Equity and Performance Incentive Plan; the Galileo International, Inc. 1997 Non-Employee Director Stock Plan; the Trip.com, Inc. 1997 Stock Plan; and the Galileo International Savings and Investment Plan (collectively, the "Plans").

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Plans; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof; (iii) the By-Laws of the Company, as amended to the date hereof; (iv) the Registration Statement; (v) specimen certificates of the CD Common Stock, and (vi) such other certificates, instruments and documents as I considered necessary or appropriate for the purposes of this opinion.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

         I am admitted to the Bars of the State of New York and New Jersey, and I do not express any opinion as to the law of any jurisdiction except for the General Corporation Law of the State of Delaware.

         Based upon the foregoing, I advise you that, in my opinion, the shares of CD Common Stock when issued in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                                                  Very truly yours,


                                                  /s/ Eric J. Bock
                                                  Eric J. Bock


                                                               EXHIBIT 23.1

                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-64738 of Cendant Corporation on Form S-8 to Form S-4 of our report dated July 2, 2001 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue and the restatement of the financial statements to reflect the individual membership business as part of continuing operations as discussed in Note 1), appearing in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 2000.



/s/ Deloitte & Touche LLP
New York, New York
September 28, 2001



                                                               EXHIBIT 23.2

                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-64738 of Cendant Corporation on Form S-8 to Form S-4 of our report dated January 29, 2001 (March 2, 2001, as to Note 27), appearing in the Annual Report on Form 10-K of Avis Group Holdings, Inc. for the year ended December 31, 2000 and included in the Current Report on Form 8-K of Cendant Corporation dated April 18, 2001.



/s/ Deloitte & Touche LLP
New York, New York
October 1, 2001



                                                               EXHIBIT 23.3

                            CONSENT OF KPMG LLP

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-64738) of Cendant Corporation of our report dated January 26, 2001, except as to Note 15, which is as of February 22, 2001, relating to the consolidated balance sheets of Galileo International, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K/A of Cendant Corporation dated July 23, 2001.



/s/ KPMG LLP
Chicago, Illinois
September 28, 2001